Exhibit 10.2

Summary of the principal terms of the lease agreement
between Wuxi Wangzhuang Industrial Development Co. Ltd and Finisar Wuxi
(Original document in Chinese)
Beginning on March 1, 2012, Finisar Wuxi entered into a Factory Building Lease Contract with Landlord Wuxi Wangzhuang Industrial Development Co. Ltd. regarding premises located at No.1, Plot J1, Wuxi Export Processing Zone, Wuxi, Jiangsu, People's Republic of China. The initial term of the Lease Contract is 18 months. The total leased area is 3,625 square meters. An extension of the Lease Contract is available upon 3 months' written notice prior to the termination of the initial term and, the Lease Contract may be cancelled upon 3 months' written notice. The current monthly rental payment is CNY 72,500. The Lease required a security deposit of CNY 217,500.

The Lease Agreement also contains provisions covering payment of utilities, repairs, subletting, remedies for breach, dispute resolution, and force majeure.

Beginning on December 1, 2012, Finisar Wuxi entered into a Factory Building Lease Contract with Landlord Wuxi Wangzhuang Industrial Development Co. Ltd. regarding premises located at No.1, Plot J1-6, Wuxi Export Processing Zone, Wuxi, Jiangsu, People's Republic of China. The initial term of the Lease Contract is 9 months. The total leased area is 1,260 square meters. An extension of the Lease Contract is available upon 3 months' written notice prior to the termination of the initial term and, the Lease Contract may be cancelled upon 6 months' written notice. The current monthly rental payment is CNY 25,200. The Lease required a security deposit of CNY 75,600.

The Lease Agreement also contains provisions covering payment of utilities, repairs, subletting, remedies for breach, dispute resolution, and force majeure.